EXHIBIT 19.1

FIRST US BANCSHARES, INC.

Policy on Insider Trading

This Policy on Insider Trading (this “Policy”) describes the standards of First US Bancshares, Inc. (the “Company”) on trading and causing the trading of the Company’s securities or securities of certain other publicly-traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and its subsidiaries, and the second part imposes special additional trading restrictions and applies to (i) all directors of the Company and its subsidiaries, (ii) all executive officers of the Company as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the employees listed on Appendix A ((i), (ii) and (iii) collectively, “Covered Persons”).

This Policy continues to apply to transactions in the Company’s securities for six months after termination of service with the Company in any of the above-listed roles. However, if an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in the Company’s securities or the securities of any other company until that information has become public or is no longer material.

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of any other company or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 2 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material non-public information that he or she obtained about the Company, its customers, vendors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

(applicable to all directors, officers and employees)

1.
General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information.

(a)
No director, officer or employee may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 2(a) and (b) below.)

(b)
No director, officer or employee who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.

(c)
In addition, no director, officer or employee may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material non-public information may communicate that information to any other person, including family and friends. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.

(d)
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Insider Trading Compliance Officer, identified in Part I, Section 2(c) below.

(e)
Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

2.
Definitions.

(a)
Materiality. Insider trading restrictions come into play only if the information that you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found to be “material” in particular situations:

(i)
significant changes in the Company’s prospects;
(ii)
significant write-downs in assets or increases in reserves;
(iii)
developments regarding significant litigation or government agency or regulatory investigations, proceedings or reports;
(iv)
impending or existing liquidity problems;
(v)
changes in earnings estimates or unusual gains or losses in major operations;
(vi)
major changes in accounting methods or policies;
(vii)
major changes in applicable regulations;
(viii)
major changes in management or the Board of Directors;
(ix)
changes in dividends;
(x)
extraordinary borrowings;
(xi)
acquisitions or losses of significant customers or contracts;
(xii)
changes in debt ratings;
(xiii)
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances or purchases or sales of substantial assets;
(xiv)
cybersecurity risks and incidents, including vulnerabilities and breaches;
(xv)
offerings of Company securities;
(xvi)
pending statistical reports;
(xvii)
significant related party transactions; and
(xviii)
a change in auditors or notification that the auditor’s report may no longer be relied upon.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or new product development details are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect that the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger or acquisition, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume that it is material. If you are unsure whether information is material, you should consult the Insider Trading Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend trading in securities to which that information relates.

(b)
Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until after the close of business on the second trading day following the date on which the information was publicly disclosed before you can treat the information as public. For example, if public disclosure of information about the Company occurs before the trading markets open on Monday, then trading may resume after the close of business on Wednesday.

Non-public information may include:

(i)
Information available to a select group of analysts, brokers or institutional investors;
(ii)
Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)
Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (two trading days, as further explained above).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Insider Trading Compliance Officer or assume that the information is “non-public” and treat it as confidential.

(c)
Insider Trading Compliance Officer. The Company has appointed the Company’s Corporate Secretary as the Insider Trading Compliance Officer. The duties of the Insider Trading Compliance Officer include, but are not limited to, the following:

(i)
Assisting with the implementation and enforcement of this Policy;
(ii)
Circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)
Designating and announcing (after consultation with other members of executive management) special trading blackout periods during which Covered Persons may not trade in the Company’s securities;
(iv)
Pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;

(v)
Providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below (if circumstances warrant, which should be rare and infrequent);* and
(vi)
Making additions to or deletions from the listing of Covered Persons on Appendix A.

*Note that, under certain limited circumstances, the Chief Executive Officer of the Company may also approve in advance certain transactions that do not otherwise strictly comply with this Policy.

3.
Exceptions.

For purposes of this Policy, the exercise of stock options for cash under the Company’s equity incentive plans (and the payment of all withholding taxes in cash) and the exercise of stock options by net settlement are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement. However, each person subject to reporting under Section 16 of the Exchange Act is required to notify the Insider Trading Compliance Officer of any such transaction prior to the transaction, in order to ensure timely filing of required Section 16 reports. Note that cashless stock option exercises that involve both a purchase of underlying shares and a sale of shares in the open market to cover the costs associated with the exercise are not exempt from this Policy and are subject to the blackout period, trading window and pre-clearance restrictions, as are any other components of equity award exercise or vesting transactions that involve open market activity (e.g., sales of shares to cover tax withholding obligations).

The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections that you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

4.
Violations of Insider Trading Laws.

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and for their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions.

(a)
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided.

Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)
Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to this Policy that are not specifically addressed herein, if permitted, may only be granted by the Insider Trading Compliance Officer or the Chief Executive Officer of the Company, as further explained above, and must be provided before any activity contrary to the above requirements takes place.

Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. Any individual who believes at any time that he or she has violated this Policy or any securities laws governing insider trading, or believes that any other individual has done so, must report such violation or suspected violation immediately to the Insider Trading Compliance Officer. Upon learning of any such violation, the Insider Trading Compliance Officer, in consultation with outside legal counsel, will determine whether the Company should release any material non-public information and/or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Nothing in this Policy prohibits or limits any person’s ability to communicate with any government agencies (including the SEC, and any other federal, state or local government regulatory or law enforcement agencies). Individuals have the right to participate in and fully cooperate with any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to or approval from the Insider Trading Compliance Officer or the Company. Individuals are also permitted under all circumstances to file a charge or complaint with or recover an award from any government agency, and to provide confidential information to any government agency without risk of being held liable by the Company for any penalty.

5.
Inquiries. If you have any questions regarding any of the provisions of this Policy, please contact the Insider Trading Compliance Officer, by telephone at 334-636-5424, or by e-mail at bdozier@firstusbank.com.

6.
Acknowledgment and Certification. All directors, officers and employees of the Company and its subsidiaries are required to sign the attached acknowledgment and certification.

PART II

(applicable to Covered Persons)

1.
Blackout Periods.

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods, as defined below.

(a)
Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of business on the fifteenth calendar day of the third month of each fiscal quarter and ending at the close of business on the second trading day following the date on which the Company’s financial results for such period are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b)
Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new business developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. Such Covered Persons should not disclose to others that the Company has imposed the special blackout period.

(c)
Exception for 10b5-1 Plan Transactions. The blackout restrictions do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i)
Has been reviewed and approved in advance of any trades thereunder by the Insider Trading Compliance Officer, in consultation with outside legal counsel (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Insider Trading Compliance Officer, in consultation with outside legal counsel, in advance of any subsequent trades);
(ii)
Was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company, and at all times is used in good faith by the Covered Person;
(iii)
Gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
(iv)
Provides for no purchases or sales to be completed under the trading plan prior to the date which is (i) if the Covered Person is a director or officer of the Company, the later of 90 days after the adoption or amendment of the trading plan or two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the trading plan was adopted or amended, not to exceed 120 days, or (ii) if the Covered Person is not a director or officer of the Company, 30 days after the adoption or amendment of the trading plan; and
(v)
For a Covered Person who is a director or officer, must include a representation certifying that he or she (i) is not aware of any material nonpublic information and (ii) is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

A Covered Person may not enter into overlapping Rule 10b5-1 trading plans (subject to certain exceptions) and may only enter into one single trade Rule 10b5-1 trading plan during any 12-month period (subject to certain exceptions). No Rule 10b5-1 trading plan may be adopted during a blackout period.

2.
Trading Window.

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the third trading day following the date the Company’s financial results for such period are publicly disclosed and ending at the close of business on the fifteenth calendar day of the third month of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close the trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.
Pre-Clearance of Securities Transactions.

(a)
Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b)
Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Insider Trading Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children, and to transactions by entities over which such person exercises control.

(c)
The Insider Trading Compliance Officer shall record the date and time that each request is received and the date and time that each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during such period, pre-clearance of the transaction must be re-requested.

(d)
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Insider Trading Compliance Officer.

4.
Prohibited Transactions.

(a) Directors and officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children, and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities:

(i)
Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)
Short sales. Covered Persons may not sell the Company’s securities short;
(iii)
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)
Trading on margin; pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)
Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5.
Section 16 Reporting; Rule 144 Compliance.

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Insider Trading Compliance Officer with detailed information (e.g., trade date, number of shares, exact price(s), etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a Rule 10b5-1 trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution. Remember: Section 16 and the rules promulgated thereunder are very complicated, and it is often not intuitive what is a “purchase” and what is a “sale” within the same six (6)-month time period for purposes of potentially running afoul of the short-swing profits prohibitions.

Directors and officers of the Company are required to file a Form 144 with the SEC before making an open market sale of the Company’s securities. The Form 144 notifies the SEC of the person’s intent to sell Company securities. This Form 144 is generally prepared and filed by the individual’s broker and is in addition to the Section 16 reports that are required to be filed with the SEC.

The obligation to file Section 16 reports and Forms 144, and to otherwise comply with Section 16 and Rule 144, is personal. The Company is not responsible for the failure to comply with these requirements.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Policy on Insider Trading. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of material non-public information.

(Signature)

(Please print name)

Date:

APPENDIX A

[Maintained internally]

A-1